EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

DELOS ACQUISITION CORP.

1.	The name of the corporation (which is hereinafter referred to as the “Corporation”) is: Delos Acquisition Corp.

2.	The address of the Corporation’s registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is: one hundred and fifty million (150,000,000) shares of common stock with a par value of one one-ten-thousandths of One Dollar ($0.0001) per share; and five hundred thousand shares of preferred stock with a par value of one one-ten-thousandths of One Dollar ($0.0001) per share.

5.	The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

6.	Election of the directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

7.	Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under section 291 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under section 279 of the General Corporation Law of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of this corporation, as the case may be, and also on this Corporation.

8.	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

9.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

10.	The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
Jeffrey Truitt	One South Dearborn Street
Chicago, IL 60603

I, THE UNDERSIGNED, being the incorporator before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of January, 2008.

/s/ Jeffrey Truitt
Jeffrey Truitt, Sole Incorporator